Exhibit 99.1

NEWS RELEASE

CONTACT:

Brendan Harrington

Chief Financial Officer

(716) 887-7244

Alfred Hamilton Named Vice President and General Manager

of CTG Healthcare and Life Sciences

BUFFALO, N.Y. — June 15, 2015 — CTG (NASDAQ: CTG), an information technology (IT) services and solutions company, today announced that Alfred Hamilton, PhD, has been named Vice President and General Manager of CTG Healthcare and Life Sciences, effective July 22, 2015. Hamilton will be responsible for leading the day-to-day operations of CTG’s healthcare and life sciences practice. He will also provide critical input on the practice’s strategic direction and will be accountable for the group’s financial performance.

Hamilton, 49, joins CTG from the Milken Institute School of Public Health at The George Washington University where he served since 2011 as the senior advisor to the Associate Provost for Military and Veterans Affairs and as an assistant professor teaching various Health IT courses, including graduate level clinical informatics. In addition to his role at the George Washington University, Hamilton was president and chief executive officer since 2010 at Technology Consulting Solutions where he has guided healthcare and other organizations toward best practices in IT planning, execution, operations and monitoring across divergent and evolving IT infrastructure environments. Prior to Technology Consulting Solutions, Hamilton was Vice President, Strategic Federal Health Care Solutions for Evolvent Technologies, Inc., where he developed and guided the execution of solutions, including healthcare systems integration, to improve the performance of his clients’ healthcare businesses.

Cliff Bleustein, President and Chief Executive Officer of CTG, commented, “Al Hamilton is a dynamic and innovative leader. Throughout his career he has demonstrated the unique ability to build, manage and lead diverse global teams. Al has worked on a variety of initiatives to successful outcomes, often in remote and challenging environments. His broad experience in health IT, including practical experience as a CIO, academic rigor, national thought leadership and consulting, makes him especially qualified to lead CTG’s healthcare and life sciences practice through this critical period of transformation in healthcare delivery. I look forward to working closely with Al as we grow CTG’s healthcare practice.”

Hamilton retired from the U.S. Army Medical Department in 2010 as a Lieutenant Colonel after a 20-year career. He held various roles throughout his military career including Chief Integration Officer at the Department of the Army – Pentagon, Medical Chief Information Officer at U.S. Central Command, Director of Information Management at Army Medical Center and School and Chief Information Officer at Trauma Healthcare System. Hamilton’s tenure included an assignment in Iraq as a senior healthcare information systems advisor for two trauma-focused mobile healthcare systems for which he developed a process to support the urgent health IT needs of medical practitioners. He then accepted various assignments stateside that included the development and implementation of the department’s medical specialties training program, the development of a tele-medicine network that spans 27 countries, and the development and installation of a global health assessment tool that was administered to over a million soldiers worldwide.

Alfred Hamilton Named Vice President and General Manager of CTG Healthcare and Life Sciences

June 15, 2015

These accomplishments were made possible by Hamilton’s ability to diplomatically coordinate the demands of high-ranking officials in the Office of the Army Chief of Staff, the Department of Health and Human Services, the Office of the National Coordinator for Health Information Technology, the Department of Defense and the White House, among others.

Among his many personal accomplishments, Hamilton published a white paper addressing the role of health IT in an era of healthcare transformation, an offshoot of a symposium he hosted at the invitation of the White House staff. He has also received the Department of Defense Chief Information officer award, was accepted into The Order of Military Medical Merit and was selected to participate in the Nobel Peace Prize Week Dialogue. He was also awarded Fellow status by the Healthcare Information Management System Society (FHIMSS). Hamilton received a bachelor’s degree in computer science from Augusta State University, a master’s degree in software engineering administration from Central Michigan University and a PhD in information decision systems/decision science from The George Washington University.

About CTG

CTG provides strategic staffing services for major technology companies and large corporations. CTG also develops and implements innovative IT solutions to address the business needs and challenges of companies in higher-growth industries. Backed by nearly 50 years of experience and proprietary methodologies, CTG has a proven track record of delivering high-value, industry-specific staffing services and solutions to its clients. CTG operates in North America and Western Europe, and regularly posts news and other important information online at www.ctg.com.

Safe Harbor Statement

This document contains certain forward-looking statements concerning the Company’s current expectations as to future growth, financial outlook, business strategy and expectations for 2015, and statements related to cost control, new business opportunities, financial performance, market demand, and other attributes of the Company. These statements are based upon the Company’s expectations and assumptions, a review of industry reports, current business conditions in the areas where the Company does business, the availability of qualified professional staff, the demand for the Company’s services, feedback from existing and potential new customers, current and proposed legislation and governmental regulations that may affect the Company and/or its customers, and other future events or circumstances. Actual results could differ materially from the outlook guidance, expectations, and other forward-looking statements as a result of a number of factors, including among others, the dependence on orders from certain customers and their degree of concentration, the uncertainty of customers’ implementation of cost reduction projects, the ability of the Company to identify and develop marketable services, the anticipated amount and timing of revenue from business wins, risks relating to fluctuations in the Company’s operating results, the effect of healthcare reform mandates and initiatives, the mix of work and revenue between staffing and solutions, currency exchange risks, and new changes in government regulations and laws that affect the IT industry and the industries and countries in which the Company and its clients operate, and other factors that involve risk and uncertainty including those listed in the Company’s reports filed with the Securities and Exchange Commission as of the date of this document. Such forward-looking statements should be read in conjunction with the Company’s disclosures set forth in the Company’s 2014 Form 10-K, which is incorporated by reference, and other reports that may be filed from time to time with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

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